Exhibit 99.1

Form of August 2006 Retention Letter

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August 8, 2006

[Name]

[Address]

[City, State ZIP]

Re:	Retention Bonus

Dear [NAME]:

In connection with today’s announcement regarding the acquisition of McDATA by Brocade, and due to the heightened criticality of your role through the close of the deal, the Company is pleased to offer you a retention bonus equal to [FILL IN] months of your base salary and target bonus (as of today), payable within 30 days following the earliest of:

•	the close of the Brocade/McDATA deal;

•	your involuntary termination (not for “Cause”);

•	August 8, 2007.

This bonus is subject to all applicable taxes. If you voluntarily terminate your employment prior to the time this bonus is payable, you will forfeit the entire bonus. Please note that this retention bonus is in addition to, and not in lieu of, any severance benefit that may become payable to you.

Transitions like these are challenging and your role is important to ensure success. It’s our hope that this retention bonus demonstrates McDATA’s commitment to you and your contribution to the business.

Sincerely,

/s/ John Kelley
John Kelley
Chief Executive Officer

ADDITIONAL RETENTION INFORMATION

Section 409A: If the Company (or Brocade following the Closing) reasonably determines that Section 409A of the Internal Revenue Code shall result in the imposition of additional tax to the payment of any retention benefits due to the Employee on or within the 6-month period following the Employee’s termination, the retention benefits will accrue during such 6-month period and become payable in a lump sum payment on the date 6 months and 1 day following the date of the Employee’s termination. Neither the Company nor Brocade shall be responsible for any diminution that may be attributable to the time value of money resulting from a delay in the timing of payment of retention benefits hereunder for such 6-month period or such longer period as may be required. In addition, the Employee shall be solely responsible for the payment of any tax liability arising under Section 409A of the Code that may result from any payment of retention benefits received by the Employee pursuant to this retention grant.

The term “Cause” shall mean (a) conviction of the Employee in a court of law of, or a plea of nolo contendere to, any felony, (b) an act of dishonesty made in connection with the Employee’s responsibilities as an employee; (c) material breach of any confidentiality, non-compete, non-solicitation, or proprietary information and inventions agreement(s) or material employment policy of the Company (or its successor), (d) gross negligence or willful misconduct of the Employee in the performance of job duties, (e) violation by the Employee of lawful directions from the Company (or its successor) or excessive absenteeism of the Employee, (f) participation by the Employee in any fraud, misrepresentation, embezzlement or violence, or (g) the Employee’s substantial and uncured violations of the Employee’s employment duties after the Employee has received a written demand for performance from the Company (or its successor).

Please note that the vesting and payment of your retention benefits are contingent on your execution of a valid release of claims (form to be provided by the Company) and on your compliance with the confidentiality, non-compete, non-solicitation, proprietary information and inventions agreements(s) and/or such other appropriate agreement with the Company (or its successor).